                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (SS) 240.14a-11(c) or (SS) 240.14a-12


                         Flushing Financial Corporation

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5)   Total fee paid:

        ------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                        FLUSHING FINANCIAL CORPORATION
                           144-51 Northern Boulevard
                         Flushing, New York 11354-4240
                                (718) 961-5400

                                                                  April 8, 2002

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 21, 2002 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

                                Sincerely,

      /s/ Gerard P. Tully             /s/ Michael J. Hegarty
          Gerard P. Tully, Sr.            Michael J. Hegarty
          Chairman of the Board           President and Chief Executive Officer

                        FLUSHING FINANCIAL CORPORATION

                           144-51 Northern Boulevard
                         Flushing, New York 11354-4240
                                (718) 961-5400

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

DATE & TIME:       May 21, 2002 at 2:00 p.m. New York time

PLACE:             LaGuardia Marriott
                   102-05 Ditmars Boulevard
                   East Elmhurst, New York 11369

ITEMS OF BUSINESS: (1) To elect three directors for a three-year term and until their successors are elected and qualified;

                   (2) To approve an amendment to the Company's certificate of incorporation to increase the number of shares of common stock that the Company is authorized to issue to 40,000,000;

                   (3) To ratify the appointment by the Board of Directors of PricewaterhouseCoopers
                       LLP as the Company's independent auditors for the fiscal year ending
                       December 31, 2002; and

                   (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:       You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Monday, March 25, 2002.

VOTING BY PROXY:   Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.


                                          BY ORDER OF THE BOARD OF DIRECTORS,



                                          /s/ Anna M. Piacentini
                                          Anna M. Piacentini
                                          Corporate Secretary

Flushing, New York
April 8, 2002

                        FLUSHING FINANCIAL CORPORATION
                           144-51 Northern Boulevard
                         Flushing, New York 11354-4240
                                (718) 961-5400

                               -----------------

                                PROXY STATEMENT
                        Annual Meeting of Stockholders
                          To be held on May 21, 2002

                               -----------------

                                 INTRODUCTION

   This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the "Company"), which is the sole stockholder of Flushing Savings Bank, FSB (the "Bank"). Proxies are being solicited on behalf of the Board of Directors of the Company (the "Board of Directors") to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 21, 2002 and at any adjournment thereof. Only holders of record of the Company's issued and outstanding common stock as of the close of business on the record date, March 25, 2002, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company's 2001 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 2001, are first being mailed on or about April 8, 2002 to all persons entitled to vote at the annual meeting.

                              VOTING AND PROXIES

Voting Rights and Quorum Requirement

   Stockholders of record as of the close of business on March 25, 2002, the record date, are entitled to one vote for each share of common stock then held.
On the record date, there were [      ] shares of common stock outstanding and
entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting Electronically over the Internet or by Telephone

   If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

   If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Effect of Proxy

   The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If no instructions are given, the proxy will be voted FOR election of the nominees for director described herein, FOR the approval of the amendment to the Company's certificate of incorporation to increase the number of shares of common stock authorized for issuance by the Company and FOR ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2002. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

   If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Anna M. Piacentini, Corporate Secretary, Flushing Financial Corporation, 144-51 Northern Boulevard, Flushing, New York 11354-4240); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

   Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of a majority of the outstanding shares of common stock of the Company is required for approval of the amendment to the Company's certificate of incorporation to increase the number of shares of common stock authorized for issuance. The affirmative vote of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Abstentions will have the effect of a vote against these proposals. Under rules of the New York Stock Exchange, to which its member firms are subject, these proposals are considered "discretionary" items upon which brokerage firms holding shares of common stock in "street name" may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Cost of Solicitation of Proxies

   The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $4,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

   To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock, as of December 31, 2001.

                                        Number of Shares
 Name and Address of Beneficial Owner  Beneficially Owned Percent of Class/(1)/
 ------------------------------------  ------------------ --------------------
 J.P. Morgan Chase & Co./(2)/.........     1,246,237              9.24%
    270 Park Avenue
    New York, New York 10017
 Dimensional Fund Advisors Inc./(3)/..       967,700              7.17%
    1299 Ocean Avenue
    11th Floor
    Santa Monica, California 90401
 Pinnacle Associates, Ltd./(4)/.......       685,000              5.08%
    666 Fifth Avenue
    14th Floor
    New York, New York 10103
 Thomson Horstmann & Bryant, Inc./(5)/     1,195,625              8.86%
    Park 80 West
    Plaza Two
    Saddle Brook, New Jersey 07663

--------
(1) On December 31, 2001, the total number of shares of common stock outstanding was 13,487,784.
(2) According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of December 31, 2001, there were 1,246,237 shares of common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3) According to its filing with the SEC on Schedule 13G, Dimensional Fund Advisors Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting and dispositive power with respect to these shares of common stock.
(4) According to its filing with the SEC on Schedule 13G, Pinnacle Associates, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting power with respect to these shares.
(5) According to its filing with the SEC on Schedule 13G/A, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting power with respect to 691,250 shares of common stock, shared voting power with respect to 27,675 shares of common stock, and sole dispositive power with respect to 1,195,625 shares of common stock.

Stock Ownership of Management

   The following table sets forth information regarding the beneficial ownership of the common stock as of January 31, 2002, by each director of the Company, by each executive officer named in the Summary Compensation Table on page 14, and by all directors and executive officers as a group.

                                                                                               Shares of
                                                                                             Common Stock
Name                                            Position(s) with the Company           Beneficially Owned/(1)(2)/
----                                            ----------------------------           -------------------------
Gerard P. Tully, Sr............................ Chairman of the Board                            178,712/(3)/

Michael J. Hegarty............................. President, Chief Executive Officer and           290,205/(4)/
                                                  Director

James D. Bennett............................... Director                                          15,000/(5)/

Louis C. Grassi................................ Director                                          17,812/(6)/

Robert A. Marani............................... Director                                         155,212/(7)/

John O. Mead................................... Director                                         118,087/(8)/

Vincent F. Nicolosi............................ Director                                          84,547/(9)/

Franklin F. Regan, Jr.......................... Director                                          88,952/(10)/

John E. Roe, Sr................................ Director                                         138,312/(11)/

Michael J. Russo............................... Director                                         179,624/(12)/

John R. Buran.................................. Executive Vice President                          39,000/(13)/
                                                  and Chief Operating Officer

Monica C. Passick.............................. Senior Vice President, Treasurer                 142,274/(14)/
                                                  and Chief Financial Officer

Henry A. Braun................................. Senior Vice President                            124,045/(15)/

Francis W. Korzekwinski........................ Senior Vice President                            118,735/(16)/

All directors and executive officers as a group
  (16 persons).................................                                                1,920,465/(17)/

--------
(1) Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the Bank's 401(k) Savings Plan and the Company's Stock-Based Profit Sharing Plan, and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company's Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company's 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company's 1996 Stock Option Incentive Plan which were exercisable on January 31, 2002. No additional stock options are scheduled to become exercisable within 60 days after January 31, 2002.
(2) On January 31, 2002, the total number of shares of common stock outstanding was 13,493,896 (including shares held by the Employee Benefit Trust). As of January 31, 2002, other than Messrs. Tully, Hegarty, Marani, Roe and Russo and Ms. Passick, who beneficially owned 1.32%, 2.15%, 1.15%, 1.02%, 1.33% and 1.05% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all directors and executive officers as a group beneficially owned 14.23% of the outstanding shares of common stock.
(3) Includes 49,500 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 35,250 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 7,000 shares held by Tulger Con Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,125 unvested shares of restricted stock, and 64,687 shares underlying exercisable stock options.

(4) Includes 23,714 shares credited to Mr. Hegarty's account in the 401(k) Plan, 7,218 shares credited to his account in the Profit Sharing Plan, 39,000 unvested shares of restricted stock, 150,000 shares underlying exercisable stock options, and 8,773 shares representing his proportionate voting interest in the Employee Benefit Trust.
(5) Includes 3,375 unvested shares of restricted stock and 6,750 shares underlying exercisable stock options.
(6) Includes 3,375 unvested shares of restricted stock and 6,750 shares underlying exercisable stock options.
(7) Includes 89,400 shares held by Mrs. Marani with respect to which Mr. Marani disclaims beneficial ownership, 1,125 unvested shares of restricted stock, and 64,687 shares underlying exercisable stock options.
(8) Includes 1,125 unvested shares of restricted stock, and 64,687 shares underlying exercisable stock options.
(9) Includes 7.065 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, 1,125 unvested shares of restricted stock, and 64,687 shares underlying exercisable stock options.
(10) Includes 1,500 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, 1,125 unvested shares of restricted stock, and 64,687 shares underlying exercisable stock options.
(11) Includes 11,650 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 10,350 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, as well as 1,125 unvested shares of restricted stock and 64,687 shares underlying exercisable stock options.
(12) Includes 113,812 held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power, 1,125 unvested shares of restricted stock and 64,687 shares underlying exercisable stock options.
(13) Includes 3,000 shares held jointly by Mr. Buran and his spouse with whom he shares voting and dispositive power, 18,000 unvested shares of restricted stock and 18,000 shares underlying exercisable stock options.
(14) Includes 21,825 shares credited to Ms. Passick's account in the 401(k) Plan, 8,126 shares credited to her account in the Profit Sharing Plan, 7,500 unvested shares of restricted stock, 77,000 shares underlying exercisable stock options, and 8,773 shares representing her proportionate voting interest in the Employee Benefit Trust.
(15) Includes 4,130 shares credited to Mr. Braun's account in the 401(k) Plan, 7,375 shares credited to his account in the Profit Sharing Plan, 7,500 unvested shares of restricted stock, 77,100 shares underlying exercisable stock options, and 8,773 shares representing his proportionate voting interest in the Employee Benefit Trust.
(16) Includes 7,086 shares credited to Mr. Korzekwinski's account in the 401(k) Plan, 6,693 shares credited to his account in the Profit Sharing Plan, 7,500 unvested shares of restricted stock, 72,600 shares underlying exercisable stock options, and 8,773 shares representing his proportionate voting interest in the Employee Benefit Trust.
(17) Includes 75,715 shares credited to accounts of executive officers in the 401(k) Plan, 40,935 shares credited to their accounts in the Profit Sharing Plan, 109,125 unvested shares of restricted stock held by executive officers and directors, 998,109 shares underlying exercisable stock options held by executive officers and directors, and 52,638 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Board of Directors of the Company currently consists of 10 directors divided into three classes which are as equal in number as possible. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes B and C are serving terms expiring at the annual meeting of stockholders in 2003 and 2004, respectively.

   The directors in Class A, whose terms expire at the 2002 annual meeting, are Michael J. Hegarty, John O. Mead and Michael J. Russo. Each of Messrs. Hegarty, Mead and Russo has been nominated by the Board of Directors to stand for re-election for a term expiring at the annual meeting of stockholders to be held in 2005. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

   Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE
                         ABOVE NOMINEES AS DIRECTORS.

Information About Directors

   The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

                                                             Director    Term
Name                   Age/(1)/ Position(s) with the Company Since/(2)/ Expires
----                   -------  ---------------------------- ---------  -------
Gerard P. Tully, Sr...   74      Chairman of the Board         1967      2004
Michael J. Hegarty....   62      President, Chief Executive    1987      2005/(3)/
                                   Officer and Director
James D. Bennett......   63      Director                      1998      2004
Louis C. Grassi.......   46      Director                      1998      2003
Robert A. Marani......   79      Director                      1977      2003
John O. Mead..........   79      Director                      1987      2005/(3)/
Vincent F. Nicolosi...   62      Director                      1977      2004
Franklin F. Regan, Jr.   72      Director                      1969      2003
John E. Roe, Sr.......   68      Director                      1968      2003
Michael J. Russo......   67      Director                      1984      2005/(3)/

--------
(1) As of December 31, 2001.
(2) With the exception of Messrs. Bennett and Grassi, who commenced service as directors of the Company on September 29, 1998, all other directors commenced service as directors of the Company on May 10, 1994, one day after the date of the Company's incorporation. The dates set forth above are the dates the individuals commenced service as directors or trustees of the Bank or its predecessor.
(3) Subject to re-election at the annual meeting.

   Set forth below is certain information with respect to the Board nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

   Michael J. Hegarty has served as President and Chief Executive Officer of the Company and the Bank since October 1, 1998. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President, Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation. Mr. Hegarty also serves on the Board of Directors of the Community Bankers Association of New York State.

   John O. Mead served, until his retirement in 1990, as President and Chairman of the Board of Printfab, Inc., a fabric marketing company located in New York, New York, and Printed Fabrics Corp., a fabric manufacturing company located in Carrollton, Georgia.

   Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, and of Fresh Meadow Mechanical Corp., a mechanical contracting firm, for which he also serves as Corporate Secretary. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as chairman of the Board of Trustees of Flushing Hospital Medical Center.

Continuing Directors

   Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is the Chief Executive Officer and a director of Van-Tulco, Inc. and Tulger Contracting Corp., construction companies, and Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., each a real estate holding company.

   James D. Bennett is of counsel to the law firm of Farrell, Fritz, P.C. in Uniondale, New York with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Mr. Bennett currently serves as a Commissioner of the New York State Public Service Commission. Mr. Bennett was formerly a partner in the law firm of Bennett, Rice &Schure, LLP in Rockville Centre, New York. In the past, he has served as Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council and as Supervisor and Councilman of the Town of Hempstead.

   Louis C. Grassi is Managing Partner of Grassi & Co., CPAs, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. He is a member of the Board of Directors of the New York State Society of Certified Public Accountants and is Chairman of the Society's Task Force on Professional Liability Insurance. In addition, he is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication.

   Robert A. Marani is a licensed real estate broker who worked through the offices of Flushing Kent Realty Corp. until his retirement in 1992. He is a commercial real estate developer currently managing family-owned commercial real estate properties in New York and New Jersey.

   Vincent F. Nicolosi is an attorney in Bayside, New York with a general practice specializing in civil litigation. Mr. Nicolosi was formerly a partner in the Bayside law firm of Nicolosi & Sciacca. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1973. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly and served as Chairman of the Assembly Insurance Committee.

   Franklin F. Regan, Jr., is of counsel to the law firm of Cullen and Dykman in Garden City and Flushing, New York with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 1, 2001, Mr. Regan maintained a general law practice in Flushing, New York.

   John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers located in Lake Success, New York.

Executive Officers Who Are Not Directors

   The following persons currently serve as executive officers who are not directors of the Company.

     Name                    Age/(1)/ Position(s) with the Company
     ----                    -------  ----------------------------
     John R. Buran..........   52     Executive Vice President and Chief
                                        Operating Officer
     Monica C. Passick......   63     Senior Vice President, Treasurer and
                                        Chief Financial Officer
     Henry A. Braun.........   56     Senior Vice President
     Robert L. Callicutt....   59     Senior Vice President
     Francis W. Korzekwinski   39     Senior Vice President
     Anna M. Piacentini.....   55     Senior Vice President and Corporate
                                        Secretary

--------
(1) As of December 31, 2001.

   Set forth below is certain information with respect to the executive officers who are not directors of the Company.

   John R. Buran was named Executive Vice President and Chief Operating Officer of the Company and the Bank in January, 2001. For the four-year period prior to joining the Bank, Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA. From 1994 to 1996, Mr. Buran was Senior Vice President, Division Head, Retail Services of NatWest's Consumer Banking Group. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

   Monica C. Passick has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1994. Ms. Passick joined the Bank in 1979 as an Assistant Treasurer. She was appointed Controller of the Bank in 1982 and Vice President in 1983. In 1993, Ms. Passick was promoted to Senior Vice President/Finance of the Bank. Ms. Passick is a Certified Public Accountant.

   Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

   Robert L. Callicutt was elected a Senior Vice President of the Company in 1999. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as Vice President and Manager of Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

   Francis W. Korzekwinski was elected a Senior Vice President of the Company in 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

   Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

Meetings and Committees of the Board of Directors of the Company and of the Bank

   The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2001, the Board of Directors held 12 regular meetings and one special meeting. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he served. The Board of Directors has established the following committees, among others:

   Compensation Committee. The Compensation Committee is composed of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, and recommends to the Board of Directors grants to employees under the Company's stock option and restricted stock plans. This committee meets on an as needed basis. During 2001, this committee met four times.

   Audit Committee. The Audit Committee is composed of Messrs. Grassi (Chairman), Mead, Roe and Russo. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. This committee reviews the results of regulatory examinations, internal audits and audits by the Company's independent public accountants; the status of actions taken to correct conditions reported; and any other matters affecting the internal controls of the Company. This committee also meets with the Company's outside auditors and implements the audit requirements under applicable federal regulations. The Charter of the Audit Committee, which elaborates on its functions and responsibilities, is on file with the SEC. During 2001, this committee met five times.

   Nominating Committee. The Nominating Committee is composed of Messrs. Roe (Chairman), Marani, Regan, Russo and Tully. This committee has primary responsibility for identifying and appointing nominees for the Board of Directors of the Company. This committee held no meetings during 2001.

   In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, an Investment Committee, and a Planning Committee.

   The business of the Bank is conducted at regular and special meetings of the Bank's Board of Directors (the "Bank Board") and its committees. The Bank Board and the Board of Directors are identically constituted. During 2001, the Bank Board held 12 regular meetings and one special meeting.

   The Bank Board maintains executive, insurance, investment, nominating, planning, compensation and audit committees. The membership of these committees is the same as that of the comparable committees of the Company's Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a loan committee, a compliance committee, a CRA committee and an ethics committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole shareholder of the Bank.

Director Compensation

   Fee Arrangements. Directors who are not executive officers of the Company or the Bank ("Outside Directors") currently receive an annual retainer of $25,000 from the Bank, with no additional retainer from the Company. Outside Directors also receive meeting fees of $1,200 for each Board or Bank Board meeting attended and $600 for each committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

   Outside Directors also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $500,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day.

   For the year ended December 31, 2001, the aggregate amount of retainer, meeting and site inspection fees paid by the Bank to Outside Directors was $532,600, which includes fees paid to Mr. Gleason, who retired in May 2001. In addition to the retainer and meeting fees, Mr. Tully receives a fee of $155,000 per year for providing additional consulting services to the Bank and the Company in his capacity as Chairman. For a discussion of fees paid to Mr. Nicolosi and Mr. Regan for legal services rendered to the Bank in 2001, please refer to "Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."
   Director Deferred Compensation Plan. The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director's termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director's right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2001, there were no participants in this plan.

   Director Retirement Plan. The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director (including service as a director or trustee of the Bank or its predecessor) plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control (as defined below). However, no benefits will be payable to a director who is removed for cause. An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid prior to the director's retirement plus the total amount of Board and Bank Board meeting fees which were paid to the director for the 12 months immediately preceding retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months. In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each director with at least two years of service as an Outside Director will receive the equivalent of 120 months of benefits, and each director with less than two years of service will receive the equivalent of monthly benefits for the number of months he served as an Outside Director. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director's surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director's right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

   Stock Options and Restricted Stock. Pursuant to the Company's restricted stock and stock option plans, each person who was an Outside Director on the effective date of such plans, or who became an Outside Director after such date and before May 20, 1998, received (after adjustment to reflect the Company's 1998 and 2001 stock splits) a one-time grant of 21,150 shares of restricted stock and options to purchase 64,687 shares of common stock. Each person who becomes an Outside Director on or after May 20, 1998 will receive (to the extent there are shares available), as of the date of his or her first election, 5,625 shares of restricted stock and options to purchase 11,250 shares of common stock. Each such stock option and restricted stock grant vests with respect to 20% of the covered shares on each of the first five anniversaries of the grant date, provided that the Outside Director is then serving on the Board of Directors of the Company or one of its subsidiaries. In addition, each Outside Director receives an automatic annual grant of 1,125 shares of restricted stock and options to purchase 9,900 shares of common stock, with such awards vesting in equal installments over a three-year period. All options granted to Outside Directors under the Company's stock option plan have an exercise price equal to the fair market value of the common stock on the date of grant of the option and are granted with tandem limited stock appreciation rights. The grants vest in full upon the Outside Director's termination of service by reason of death, disability or retirement, or in the event of a change of control of the Company.

   Indemnity Agreements. The Company and the Bank have entered into an Indemnity Agreement with each of the directors and executive officers, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person's service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

   Compensation Philosophy. The Company's executive compensation program is intended to link management's pay with the Company's annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly-qualified senior managers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company's performance.

   The following is a discussion of the Company's executive compensation program, including a description of the decisions and actions taken by the Compensation Committee with respect to fiscal 2001 compensation for the Chief Executive Officer.

   Salary and Incentive Bonus. In determining the base salary and annual incentive bonus of executive officers, the Compensation Committee takes into consideration a variety of factors, including the executive's level of responsibility, individual performance, and the financial and operational performance of the Company and the Bank in relation to their competition in the industry. Based on an analysis of salary and bonus paid by savings institutions of comparable size in the Company's geographical area, the Compensation Committee determined that salary and bonus levels of the Company's executive officers were at the median. The salary and bonus levels set by the Compensation Committee for 2001, as in prior years, were intended to maintain compensation levels at or slightly above the midpoint level of our peer group.

   The annual incentive bonus paid to executive officers is determined by the Compensation Committee in its discretion at the end of the year based on its assessment of the Company's and the Bank's performance during the year. The individual contribution of each executive officer to corporate performance is a significant factor in determining the amount of his or her annual incentive bonus.

   During 2001, Mr. Hegarty's annual rate of base salary was increased from $420,000 to $440,000 and his bonus was set at $175,000, an increase of $45,000 from 2000. The combined effect of these actions was a $65,000 increase in current cash compensation. In addition, under Mr. Hegarty's employment agreement, the Company credits an amount equal to 10% of base salary together with mutual fund earnings thereon as deferred compensation. The modest increase in base salary reflects the uncertain economic environment in which the Company and its peers presently operate, the effect of which has been to slow salary growth rates in the banking industry generally. However, the Company's solid financial performance in 2001 despite the difficult economic environment warranted the greater emphasis on Mr. Hegarty's bonus for 2001. As evidenced by the Stock Performance Graph on page 12, the cumulative total return on the Company's common stock increased sharply during 2001 as compared to prior years, and outperformed both the Nasdaq U.S. market index and the published index of thrift institutions. In addition, the Company's assets, net income and earnings per share increased during 2001 as compared to 2000, and management continued to maintain control over operating costs. The Committee also considered the stock options granted to Mr. Hegarty in July of 2001 when determining his overall compensation.

   Long-Term Compensation. In 1996, the Company adopted restricted stock and stock option plans to provide executives and other employees with long-term incentives which increase their mutuality of interests with the Company's stockholders. The Compensation Committee has not made routine annual grants to executive officers under these plans, but instead has considered each year whether to make such awards consistent with the goal of the plans to compensate, incent and retain talented personnel. The Committee made large grants under these plans in 1996 and smaller grants in 1999, as well as sporadic individual awards to newly hired or promoted employees. In 2001, the 1996 awards became fully vested and the prior grants were determined by the Committee to no longer provide sufficient incentive for present purposes. Accordingly, the Committee decided to make across the board grants to executive officers.

   Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to the named executive officers in excess of $1.0 million, excluding from this limit "performance-based" compensation as defined for purposes of that Section. The Company's restricted stock and incentive bonus plans are not intended to qualify as "performance-based" under Section 162(m). The Compensation Committee believes that the flexibility afforded by the current design of these plans is desirable and, in light of historical compensation levels for the named executive officers, sees no need for these plans to conform to the requirements of
Section 162(m). The Company's stock option plan is intended to comply with the requirements of Section 162(m). It has recently come to the attention of the Compensation Committee that stock option grants under the plan to date do not comply with a technical requirement of Section 162(m). The Committee intends to correct this noncompliance with respect to future grants of stock options. To date, no named executive officer has had annual compensation in excess of the
Section 162(m) threshold.

   Submitted by the Compensation Committee of the Board of Directors,

Vincent F. Nicolosi Louis C. Grassi John O. Mead John E. Roe, Sr. Michael J. Russo
     Chairman

Compensation Committee Interlocks and Insider Participation

   During 2001, the Compensation Committee consisted of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. None of the current members of the Compensation Committee are former officers of the Company or the Bank. During 2001, the Bank paid $10,380 in legal fees to Mr. Nicolosi for certain litigation and contract matters.

   Under the Bank's lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Seven such loans outstanding to immediate family members of directors who were members of the Compensation Committee during 2001 had balances in excess of $60,000 at some time since the beginning of 2001. The highest aggregate balance of those loans at any time since January 1, 2001 was $1,479,320 and the aggregate balance of those loans at January 31, 2002 was $1,455,947. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank's credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Performance Graph

   The following graph shows a comparison of cumulative total stockholder return on the common stock since December 31, 1996 with the cumulative total returns of both a broad equity market index and a published industry index. The broad equity market index chosen was the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (US) and the published industry index chosen was the SNL Thrift Index. The graph below reflects historical performance only, which is not indicative of possible future performance of the common stock.

Comparison of Cumulative Total Return Among the Common Stock, CRSP Total Return
      Index for the Nasdaq Stock Market (US) and SNL Thrift Index/(1)  /

                                    [CHART]

            Flushing Financial    CRSP Total Return Index
                Corporation   for the NASDAQ Stock Market (US) SNL Thrift Index
----------- ----------------- -------------------------------  ----------------
12/31/96       $100.00               $100.00                  $100.00


12/31/97       $133.13               $122.48                  $170.16


12/31/98       $134.17               $172.68                  $149.66


12/31/99       $128.33               $320.89                  $122.25


12/31/00       $159.65               $193.01                  $195.21


12/31/01       $242.66               $153.15                  $208.65

--------
(1) Assumes $100 invested on December 31, 1996 and all dividends reinvested through the end of the Company's fiscal year ended December 31, 2001. The performance graph above is based upon closing prices on the trading day specified. All share and per share amounts have been adjusted to reflect the three-for-two split of the Company's common stock paid in the form of a dividend on each of September 30, 1998 and August 30, 2001.

                          Summary Compensation Table

   The following table sets forth the compensation paid by the Company and the Bank during the years ended December 31, 2001, 2000 and 1999 to the current Chief Executive Officer and certain other executive officers.

                          Summary Compensation Table

                                                               Long Term Compensation
-                                                              ----------------------
                                                                            Securities
                                         Annual Compensation   Restricted   Underlying
                                        ----------------------    Stock      Options/   All Other
 Name and Principal Position(s)    Year    Salary      Bonus   Awards /(1)/  SARs(#)   Compensation
 ------------------------------    ---- ------------- -------- -----------  ---------- ------------
Michael J. Hegarty................ 2001 $ 472,929/(2)/ $175,000  $194,640      24,000    $127,664/(3)/
  President and Chief              2000   451,003/(2)/  130,000        --          --      99,774
  Executive Officer of the         1999   409,953/(2)/  140,000   310,000      40,000      98,155
  Company and the Bank

John R. Buran..................... 2001 $ 200,635      $ 75,000  $276,120     112,500    $      0
  Executive Vice President and
  Chief Operating Officer of the
  Company and the Bank

Monica C. Passick................. 2001 $ 145,020      $ 45,000  $ 48,660      11,250    $ 26,095/(4)/
  Senior Vice President,           2000   139,270        38,000        --          --      23,637
  Treasurer, and                   1999   137,165        42,000    77,500      10,000      25,439
  Chief Financial Officer of the
  Company; Senior Vice
  President/Finance of the Bank

Francis W. Korzekwinski........... 2001 $ 146,001      $ 45,000  $ 48,660      11,250    $ 26,034/(5)/
  Senior Vice President            2000   138,503        38,000        --          --      23,292
  of the Company;                  1999   130,096        41,000    77,500      10,000      23,856
  Senior Vice President/
  Commercial Real Estate
  of the Bank

Henry A. Braun.................... 2001 $ 135,200      $ 42,000  $ 48,660      11,250    $ 23,165/(6)/
  Senior Vice President            2000   127,700        36,000        --          --      19,384
  of the Company;                  1999   122,089        39,000    77,500      10,000      19,943
  Senior Vice President/Bank
  Operations of the Bank

--------
(1) Reflects dollar value of restricted stock granted, calculated by multiplying the number of shares granted by the closing market price of the common stock on the date of grant. The number of shares of restricted stock held by each of the named executive officers on December 31, 2001 and the dollar value of such shares (based on the closing market price of the common stock on December 31, 2001) are as follows: Mr. Hegarty 12,000 shares, $213,600; Mr. Buran 21,000 shares, $373,800; Ms. Passick 3,000 shares, $53,400; Mr. Korzekwinski 3,000 shares, $53,400; and Mr. Braun 3,000 shares, $53,400. All grants of restricted stock vest 20% per year beginning one year after the date of grant, subject to immediate vesting in the event of death, disability, retirement, or a change of control. Dividends are paid on all shares of restricted stock.
(2) Includes mandatory deferred compensation equal to 10% of salary.
(3) Consists of $5,100 in matching contributions to the 401(k) Plan, $13,232 in contributions to the Profit Sharing Plan, $50,000 credited toward Supplemental Retirement Benefits, and $59,332 credited under the Bank's Supplemental Savings Incentive Plan ("SSIP").
(4) Consists of $3,920 in matching contributions to the 401(k) Plan, $13,232 in contributions to the Profit Sharing Plan, and $8,943 credited under the SSIP.
(5) Consists of $3,946 in matching contributions to the 401(k) Plan, $13,232 in contributions to the Profit Sharing Plan, and $8,856 credited under the SSIP.
(6) Consists of $3,732 in matching contributions to the 401(k) Plan, $13,232 in contributions to the Profit Sharing Plan, and $6,201 credited under the SSIP.

Stock Options

   The following table contains certain information with respect to stock options granted in 2001 under the Company's Stock Option Plan to the named executive officers.

                     Option/SAR Grants in Last Fiscal Year

                                            Individual Grants
-                       ----------------------------------------------------------
                                                                                     Potential Realizable
                                                                                    Value at Assumed Rates
                                 Number of    % of Total                                of Stock Price
                                 Securities  Options/SARs                           Appreciation for Option
                                 Underlying   Granted to   Exercise or               Term (10 Years)/(4)/
-                        Grant  Options/SARs Employees in  Base Price    Expiration -----------------------
Name                     Date   Granted/(1)/ Fiscal Year  ($/share)/(2)/ Date /(3)/     5%         10%
----                    ------- ------------ ------------ -------------  ----------  -------    ---------
Michael J. Hegarty..... 7/17/01    24,000        9.25%        16.33       7/16/11   246,476      624,620
John R. Buran.......... 1/22/01    90,000       34.68%        11.65       1/21/11   659,396    1,671,039
                        7/17/01    22,500        8.67%        16.33       7/16/11   231,072      585,581
Monica C. Passick...... 7/17/01    11,250        4.34%        16.33       7/16/11   115,536      292,790
Henry A. Braun......... 7/17/01    11,250        4.34%        16.33       7/16/11   115,536      292,790
Francis W. Korzekwinski 7/17/01    11,250        4.34%        16.33       7/16/11   115,536      292,790

--------
(1) Each stock option was granted with a tandem limited stock appreciation right that may be exercised only within 90 days after a change of control. The stock options become exercisable in 20% increments on each of the first five anniversaries of the date of grant, subject to acceleration in the event of death, disability, retirement or a change of control.
(2) Pursuant to the Stock Option Plan, the exercise price equals the mean of the high and low sales price of the Common Stock on the day before the grant date.
(3) The stock options (and tandem limited stock appreciation rights) are subject to termination prior to their expiration date in the event of termination of employment.
(4) The potential realizable value reflected in the table represents the difference between (i) the price the Common Stock would attain at the end of the option's 10-year term if the price appreciated from the date of the stock option grant at a rate of 5% or 10% per year (as the case may be), and (ii) the option exercise price. The amounts shown in the table are the result of multiplying the amount described above by the number of options granted to the respective individual on the applicable grant date.

   The following table contains certain information with respect to stock options previously granted to the named executive officers.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values

                                                  # of Securities Underlying Value of Unexercised In-the-
                                                   Unexercised Options/SARs     Money Options/SARs at
                            Shares        Value         at FY-End/(1)/              FY-End($)/(2)/
                          Acquired on    Realized -------------------------- ----------------------------
Name                    Exercise(#)/(1)/   ($)    Exercisable  Unexercisable Exercisable    Unexercisable
----                    ---------------  -------- -----------  ------------- -----------    -------------
Michael J. Hegarty.....       --            --      150,000        78,000     1,464,180        468,540
John R. Buran..........                                   0       112,500             0        586,575
Monica C. Passick......       --            --       87,000        20,250       898,125         84,128
Henry A. Braun.........       --            --       77,100        20,250       794,166         84,128
Francis W. Korzekwinski       --            --       72,600        20,250       746,556         84,128

--------
(1) The number of shares has been adjusted to reflect the three-for-two split of the Company's common stock paid in the form of a dividend on each of September 30, 1998 and August 30, 2001.
(2) The value of each unexercised in-the-money stock option (or tandem limited stock appreciation right) is equal to the difference between $17.80 (the closing price of the common stock on December 31, 2001) and the exercise price of the stock option.

Employment, Severance and Change of Control Arrangements

   Employment Agreements. The Bank and the Company are parties to employment agreements with Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski (collectively, the "Employment Agreements"). The Employment Agreements establish the respective duties and compensation of these individuals and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these executive officers.

   The Employment Agreements are substantially similar. The Employment Agreement with Mr. Hegarty has an initial three-year term and each of the other Employment Agreements has an initial two-year term. Prior to the completion of each year during the term of the agreement, the agreement is subject to renewal for an additional year. Thus, the unexpired term of the agreement at any time will generally vary between two and three years, in the case of Mr. Hegarty, and between one and two years, in the case of the other executives. However, the term of Mr. Hegarty's agreement reduces to two years in 2003 (at age 64) and to one year in 2004, and thereafter continues on a one-year basis.

   The Employment Agreements provide for a base salary that will be reviewed annually, customarily in July, with an effective date retroactive to July 1. In this regard, the base salaries of Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski in effect as of July 1, 2001 were $440,000, $215,500, $149,020, $139,200 and $150,000, respectively. In the case of Mr.
Hegarty, an additional amount equal to 10% of base salary is deferred each year and is credited with earnings based on mutual fund investments. The deferred amounts plus earnings thereon will be paid to Mr. Hegarty in a cash lump sum upon termination of employment. In addition to any other pension benefit to which he may be entitled, the Bank is required to maintain two bookkeeping accounts for Mr. Hegarty, to provide supplemental retirement benefits. The first account, consisting of $150,000 plus earnings on such amount based on mutual fund investments beginning May 27, 2000, will be paid to Mr. Hegarty in a cash lump sum upon his termination of employment. The Bank is required to credit to the second bookkeeping account the amount of $50,000 in May of each year in the period 2001-2011, with such account to be credited with earnings beginning in 2011. In the event of Mr. Hegarty's death, voluntary resignation without "good reason" (as defined below), or termination for cause, he is entitled to receive the amount then credited to such account in a cash lump sum. In the event of his termination of employment for any other reason (or for any reason following a change of control), he is entitled to receive $500,000 in a cash lump sum instead of the amount credited to the second account. In accordance with his employment agreement, Mr. Hegarty's deferred compensation, supplemental retirement benefits, and benefits under the Bank's Supplemental Savings Incentive Plan have been funded in a "grantor trust."

   The Employment Agreements provide for termination of the executive's employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain additional benefits upon the occurrence of certain events: the Company's or the Bank's termination of the executive's employment for reasons other than for cause, the executive's resignation during the 60-day period commencing six months following a change of control (as defined below), or the executive's resignation from the Bank and the Company following an event which constitutes "good reason," which is defined as (1) failure to re-elect the executive to his or her current offices, (2) a material adverse change in the executive's functions, duties or responsibilities, (3) relocation of the executive's place of employment outside the Borough of Queens, (4) failure to renew the Employment Agreement by the Bank or Company, (5) a material breach of the Employment Agreement by the Bank or the Company, or (6) failure of a successor company to assume the Employment Agreement. The lump sum severance payment under Mr. Hegarty's Employment Agreement would be equal to his salary payments, bonuses (based on the highest bonus received in the last three years preceding termination) and deferred compensation otherwise payable if Mr. Hegarty's employment had continued for an additional 36 months if termination occurs before May 27, 2004 or after a change of control, or 12 months otherwise. The lump sum severance payment under the other Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive's employment had continued for an additional 24 months (12 months for Mr. Buran if termination occurs before the second anniversary of his Employment Agreement, except in the case of a change of control). In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive's Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or "gross-up", in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

   Assuming a change of control had occurred on December 31, 2001, Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski, would have received cash lump sum severance payments equal to approximately $1,977,000, $581,000, $388,040, $362,400 and $390,000 based on their salaries and bonuses as of that date. The preceding amounts do not take into account the gross-up, amounts related to termination of the Employee Benefit Trust, Mr. Hegarty's supplemental retirement benefits, or other amounts payable under the Employment Agreements.

   In the event an executive terminates employment due to "disability," which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the balance of the term (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreement for Mr. Hegarty provides that in the event of termination of employment due to disability, he would receive the reduced salary described above, the deferred compensation benefit based on such reduced salary, and the supplemental retirement benefits described above.

   The Employment Agreements provide that in the event the executive's employment terminates due to death, the executive's beneficiaries (or estate) would receive a lump sum payment of the executive's earned but unpaid salary, plus, in the case of Mr. Hegarty, payment of his accrued deferred compensation benefit and the supplemental retirement benefits described above.

   In the event an executive terminates employment for reasons not described above or the executive's employment is terminated for cause, the executive would receive only his or her earned but unpaid salary. Mr. Hegarty would also receive his accrued deferred compensation benefit, and the supplemental retirement benefits described above.

   Change of Control Arrangements. Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights ("SARs")) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company's loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the current year and the preceding four years.

   Definition of Change of Control. A "change of control" is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean: (1) the acquisition of all or substantially all of the assets of the Bank or the Company; (2) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company's initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); (3) the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or (4) approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Retirement Plan

   The Bank maintains a Retirement Plan which is a tax-qualified defined benefit plan. Salaried employees who are over age 21 and have been employed by the Bank for at least one year are eligible to participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of "average annual earnings" (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of "average annual earnings" times years of credited service after February 28, 1993, plus (3) .45% of "average annual earnings" in excess of "average social security compensation" (as determined pursuant to IRS regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years, and benefits earned in any year cannot be reduced by subsequent changes to the plan. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2001 annual benefits were limited to $140,000. Compensation in excess of $150,000 (subject to cost of living adjustments which result in a current limit of $170,000) is required to be disregarded for purposes of benefits earned after 1993. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

   The following table sets forth information with respect to Retirement Plan benefits payable to the named executive officers.

                           Retirement Plan Benefits

                                  Current
                                 Years of    Estimated Annual Retirement
        Name                    Service/(1)/   Benefit at Age 65/(2)/
        ----                    -----------  ---------------------------
        Michael J. Hegarty.....      6                 $28,953/(3)/
        John R. Buran..........     --/(4)/             43,573
        Monica C. Passick......     22                  64,669
        Francis W. Korzekwinski      8                  80,696
        Henry A. Braun.........      7                  37,582

--------
(1) The number of years of credited service under the Retirement Plan as of December 31, 2001.
(2) The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumptions that such officer retires at age 65 with no increase in compensation or "social security compensation" from that in effect in 2001.
(3) Does not include supplemental retirement benefits provided under executive's Employment Agreement.
(4) Mr. Buran's employment commenced in January 2001 and he was not eligible to participate in the Retirement Plan as of December 31, 2001.

Certain Transactions

   Under the Bank's lending policies, residential mortgage loans to non-executive officer employees and immediate family members of employees and directors are made at market rates of interest and other normal terms, but with reduced origination fees. Excluding the loans discussed above under "Compensation Committee Interlocks and Insider Participation," there were four such loans outstanding to immediate family members of executive officers or directors with balances in excess of $60,000 at some time since the beginning of 2001. The highest aggregate balance of these loans at any time since January 1, 2001 was $978,095 and the aggregate balance of these loans at January 31, 2002 was $842,652. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank's credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

   Since 1981, Franklin F. Regan, Jr. (or his former law firm) has had a retainer agreement with the Bank, pursuant to which he is paid an annual retainer for general legal services to the Bank. In addition, Mr. Regan represents the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. In this regard, the current fee paid by borrowers for closing of a residential loan is $575. Fees paid for closing mixed use property transactions are fixed at $850. Fees paid for commercial real estate loan closings currently range from a minimum fee of $1,000 to a maximum fee of $7,575. Mr. Regan also represents the Bank in connection with some of its mortgage foreclosure actions. In addition, the Bank leases office space in its 159-18 Northern Boulevard building at a market rental rate to Mr. Regan for use in his law practice. On July 1, 2001, Mr. Regan entered into an agreement with the law firm of Cullen and Dykman and became of counsel to that firm. Under this agreement, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be earlier terminated upon either Mr. Regan's death or the Bank's failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. Cullen and Dykman also agreed to assume Mr. Regan's obligations under the office lease with the Company. In 2001, the Bank paid to Mr. Regan, either individually or in his capacity as counsel to Cullen and Dykman, an aggregate of $67,196 as a retainer for general legal services and for fees in connection with mortgage foreclosure actions. Borrowers paid an aggregate of $824,886 to Mr. Regan in these capacities over the same period. In addition, during the six-month period between July 1, 2001 and December 31, 2001, the Bank paid an aggregate of $21,401 directly to Cullen and Dykman for general legal services. Mr. Regan's interest in all of the above payments from the Bank and its borrowers is an aggregate of $510,516. Mr. Regan is a director of the Company and the Bank.

                                PROPOSAL NO. 2

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                     OF AUTHORIZED SHARES OF COMMON STOCK

   The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Company's certificate of incorporation to increase the number of shares of common stock that the Company is authorized to issue from 20,000,000 to 40,000,000 shares of common stock. Accordingly, the Board of Directors has unanimously approved a certificate of amendment to the certificate of incorporation of the Company and hereby solicits the approval of the Company's stockholders to that proposed certificate of amendment. If the stockholders approve the proposed certificate of amendment, the Board of Directors currently intends to file the certificate of amendment with the Delaware Secretary of State as soon as practicable following stockholder approval. The proposed certificate of amendment will modify Paragraph (A) of Article Fourth on the Company's certificate of incorporation to read as follows:

       "FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 45,000,000, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (hereafter referred to as "Preferred Stock"), and 40,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock")."

   The affirmative vote of a majority of the outstanding shares of the common stock of the Company is required for approval of the proposed certificate of amendment to the Company's certificate of incorporation.

Rationale for the Proposed Amendment

   The Company's certificate of incorporation presently authorizes the issuance of up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. There are no shares of preferred stock issued and outstanding. Of the 20,000,000 shares of common stock authorized, 13,356,496 shares were outstanding as of the close of business on February 28, 2002. In addition, as of that date,

  . approximately 1,905,246 shares of common stock were reserved for issuance upon exercise of outstanding options under the Company's stock option plan;

  . approximately 557,216 shares of common stock were reserved for future grants under the Company's stock option plan; and

  . approximately 332,487 shares of common stock were reserved for future grants under the Company's restricted stock plan.

   After deducting outstanding and reserved shares from the 20,000,000 shares of common stock presently authorized, there are approximately 3,848,555 authorized shares that have not been issued and are not otherwise reserved for a particular purpose. The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of common stock to the proposed level in order to have a sufficient number of shares of common stock available for issuance to meet the Company's future business needs. These business needs may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of common stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies.

   The Company's management has no present arrangement, agreement, understanding or plan for the issuance of the additional shares of common stock that would be authorized by the proposed certificate of amendment, if approved.

Possible Effects of the Proposed Amendment

   If the stockholders approve the proposed certificate of amendment, the Board of Directors will have the right to authorize the issuance of additional shares of common stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of common stock of the Company are then listed. Current holders of common stock have no preemptive or similar rights, which means that these holders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest in the Company. The issuance of additional shares of common stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for the additional shares, could result in dilution to the Company's current stockholders.

   An increase in the authorized shares of common stock also could have an anti-takeover effect under some circumstances. For example, authorized but unissued shares of common stock could be used by the Board of

Directors to discourage, delay or make more difficult a change in the control of the Company by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a hostile take-over bid. The current proposal to amend the certificate of incorporation, however, is not in response to any effort to accumulate the Company's common stock or to otherwise obtain control of the Company. Instead, this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations. As of the date of this proxy statement, management is not aware of any action taken by any person or group to obtain control of the Company.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE
   COMPANY'S  CERTIFICATE  OF  INCORPORATION  TO  INCREASE  THE  NUMBER   OF
      AUTHORIZED SHARES OF COMMON STOCK TO 40,000,000.

                                PROPOSAL NO. 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors has appointed PricewaterhouseCoopers LLP to perform the audit of the Company's consolidated financial statements for the year ending December 31, 2002, subject to ratification by the Company's stockholders at the annual meeting. PricewaterhouseCoopers LLP served as the independent auditors of the Company for the year ended December 31, 2001. Representatives from PricewaterhouseCoopers LLP will be present at the annual meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Schedule of Fees to Independent Auditors

   The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal year ended December 31, 2001 by the Company's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has considered whether the provision of non-audit services to the extent reflected below is compatible with maintaining the independent auditors' independence from the Company.

 Audit service fees.................................................. $175,400
 Estimated out-of-pocket expenses....................................   17,000
    Total fees for audit services.................................... $192,400
                                                                      --------
 Financial information systems design and implementation service fees        0
 All other fees/(1)/................................................. $ 50,230

--------
(1) Primarily for tax review and consulting services as well as audit of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT
  OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE
                     FISCAL YEAR ENDING DECEMBER 31, 2002.

Report of the Audit Committee

   The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is independent within the meaning of the rules of the NASD. In accordance with its written charter adopted by the Board of Directors (a copy of which is on file with the SEC), the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company's accounting, auditing and financial reporting practices. Management is responsible for the Company's financial reporting process, including the internal control function, and for preparing the Company's financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles.

   In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2001 with management and the independent auditors, (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," (3) received the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, "Independence Discussions with Audit Committees," and
(4) discussed with the independent auditors the independent auditors' independence from the Company.

   Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

         Louis C. Grassi John O. Mead John E. Roe, Sr. Michael J. Russo
            Chairman

        OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

   The last date for timely filing stockholder proposals relating to the annual meeting under the Company's bylaws is March 23, 2002. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders which is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

   Whether or not you intend to be present at the annual meeting, you are urged to return your signed and dated proxy promptly or, alternatively, to indicate your voting instructions over the Internet or by telephone, if available. If you are present at the annual meeting and wish to vote your shares in person, your proxy may be revoked by giving the Corporate Secretary notice of your intention to vote in person.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2003 annual meeting of stockholders must be received by the Corporate Secretary on or before March 22, 2003 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year's meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

   The advance notice by stockholders must include the stockholder's name and address, a representation that the stockholder is a holder of record of the Company's stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

   To Include Proposal in the Company's Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2003 annual meeting of stockholders, it must be received at the Company's executive offices at 144-51 Northern Boulevard, Flushing, New York 11354-4240 no later than December 9, 2002. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

                                 MISCELLANEOUS

   A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2001, as filed with the SEC, will be furnished without charge to stockholders of record upon written request to Flushing Financial Corporation, 144-51 Northern Boulevard, Flushing, New York 11354-4240, Attention: Anna M. Piacentini. Our Internet address is http://www.flushingsavings.com. The information and other content on our website is not part of this proxy statement.

   The Report of the Audit Committee, the Report of the Compensation Committee and the Stock Performance Graph which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

                                          By Order of the Board of Directors,


                                       /s/  Anna M. Piacentini
                                            Anna M. Piacentini
                                            Corporate Secretary

Flushing, New York
April 8, 2002

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

                         FLUSHING FINANCIAL CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 2002

The undersigned hereby appoints Anna M. Piacentini and Monica C. Passick, and either of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 21, 2002 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors' recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

IF YOUR ADDRESS HAS CHANGED, PLEASE INDICATE NEW ADDRESS BELOW.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

|X|  PLEASE MARK VOTES
     AS IN THIS EXAMPLE
--------------------------------------------------------- 1. Election of Directors                                          For
                    FLUSHING FINANCIAL CORPORATION              (01) Michael J. Hegarty                   For All   With-   All
---------------------------------------------------------       (02) John O. Mead                         Nominees  hold   Except
                                                                (03) Michael J. Russo                      [  ]     [  ]    [  ]

The Board of Directors recommends a vote FOR the             INSTRUCTION: If you do not wish your shares voted
election of all nominees in Item 1 and FOR approval of       "For" particular nominee, mark the "For All Except" box
Items 2 and 3.                                               and write that nominee's name in the space below.
                                                          -------------------------------------------------------------------------

                                                          2. Approval of the amendment to the              For    Against   Abstain
                                                             Company's certificate of incorporation        [  ]     [  ]      [  ]
                                                             to increase the number of shares of
                                                             common stock authorized for issuance to
                                                             40,000,000.

Mark box at right if an address change has been           3. Ratification of the appointment of            For    Against   Abstain
noted on the reverse side of this card.                      PricewaterhouseCoopers LLP as the             [  ]     [  ]      [  ]
                                                             independent auditors of the Company.



CONTROL NUMBER:
RECORD DATE SHARES:                                        In their discretion, the proxies are authorized to vote
                                                           upon other business as may properly come before the
                                                           meeting or at any adjournment thereof.

                                                           The shares represented by this proxy will be voted as
                                                           directed by the stockholders. If no direction is given
                                                           when the duly executed proxy is returned, such shares
                                                           will be voted FOR the election of all nominees in Item 1
                                                           and FOR approval of Items 2 and 3.
                                        ----------------
Please be sure to sign and date this          Date         Please mark, date and sign as your name(s)
 proxy card.                                               appear(s) hereon and return in the enclosed
--------------------------------------------------------   envelope. If acting as executor, administrator,
                                                           trustee, guardian, etc., you should so indicate
                                                           when signing. If the signer is a corporation,
                                                           please sign the full corporate name, by duly
                                                           authorized officer. If the signer is a
                                                           partnership, please sign partnership name by
                                                           authorized person. If shares are held jointly,
--------Stockholder sign here-----Co-owner sign here----   each stockholder named should sign.



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DETACH CARD                                                                                                            DETACH CARD

--------------------------                                  --------------------
  Vote by Telephone                                         Vote by Internet
--------------------------                                  --------------------
Call Toll-Free on a Touch-Tone Phone
Follow these four easy steps:                                Follow these four easy steps:
-----------------------------------------------------------   ---------------------------------------------------------------------
1. Read the accompanying Proxy Statement and Proxy Card.      1.       Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number                                  2.       Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).                                    http://www.eproxyvote.com/ffic
   There is NO CHARGE for this call.                          3.       Enter your Control Number located on your Proxy Card.
3. Enter your Control Number located on your Proxy Card.      4.       Follow the instructions provided.
4. Follow the recorded instructions.
-----------------------------------------------------------   ---------------------------------------------------------------------

Your vote is important!                                       Your vote is important!
Call 1-877-PRX-VOTE anytime!                                  Go to http://www.eproxyvote.com/ffic anytime!

                  Do not return your Proxy Card if you are voting by Telephone or Internet
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